Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Trust Quarterly Distribution

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, November 4, 2011 – Whiting USA Trust I (NYSE Symbol – WHX) announced the fourth Trust distribution in 2011, which relates to net profits generated during the third quarterly payment period of 2011.

Unitholders of record on November 19, 2011 will receive a distribution amounting to $10,132,645 or $0.730866 per unit, which is payable on or before November 29, 2011.

Volumes, price and net profits for the quarterly payment period were:

Sales Volumes:
Oil (Bbls)	193,045
Natural Gas (Mcf)	751,194

Total (BOE)	318,244
Average Sales Prices:
Oil (per Bbl)	$80.01
Natural gas (per Mcf)	$4.47
Gross Proceeds:
Oil Sales	$15,446,438
Natural Gas Sales	3,359,097

Total Gross Proceeds	$18,805,535

Costs:
Lease Operating Expenses	$6,726,063
Production Taxes	1,363,746
Realized Gains on Hedging Settlements	(806,451)

Total Costs	$7,283,358

Net Profits	$11,522,177
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$10,369,959
Provision for estimated Trust expenses	(175,000)
Montana state income taxes withheld	(62,314)

Net cash proceeds available for distribution	$10,132,645
Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.730866

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
www.businesswire.com/cnn/whx.htm

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